Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	July 28, 2016

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
SECOND QUARTER 2016 RESULTS
Second Quarter 2016 Highlights

•	Quarterly revenue and net earnings of $150.5 million and $19.9 million, or $1.02 per share, respectively

•	Quarterly adjusted EBITDA of $50.4 million, or 33.5% of revenue

•	Current liquidity of $399.5 million, including $200.0 million available under revolving credit facility

•	Fully utilized lease fleet reaches 10,641 vs. prior year of 9,399, with railcar leasing revenue up 18%

•	Year-to-date railcar services revenue growth of 7.3% on top of a historically strong year in 2015
St. Charles, MO, July 28, 2016 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2016 financial results. Jeff Hollister, President and CEO of ARI, commented, “We remain disciplined in executing our business strategy by maintaining our focus on efficiently manufacturing quality hopper and tank railcars, while supporting the growth of our railcar leasing and railcar services segments. We believe our Company is prepared to face the headwinds the industry is experiencing following record high demand for railcars over the last couple of years. Our experienced management team and employees are accustomed to the cyclical nature of the industry, and we remain close to our customers, adapting our business to meet their ever-evolving needs. Here at ARI, we continue to evaluate and act on opportunities to reduce costs and further enhance our business strategy, such as strategically adding railcars to our lease fleet and supporting capital projects that are expected to further increase the capabilities of our repair network, both of which are made possible by the strength of our balance sheet, strong earnings from operations, positive cash flow and availability under our revolving credit facility.”
Second Quarter Summary
Total consolidated revenues were $150.5 million for the second quarter of 2016, a decrease of 22% when compared to $192.0 million for the same period in 2015. This decrease was primarily driven by decreased revenues in the manufacturing segment, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $97.5 million for the second quarter of 2016, a decrease of 32% compared to the same period in 2015. This decrease was primarily driven by fewer railcar shipments for direct sale with a higher mix of hopper railcars sold, which generally have lower average selling prices than tank railcars due to less material and labor content, and more competitive pricing on both hopper and tank railcars. Given the decrease in tank railcar demand and a shift in production to a larger mix of specialty railcars, both hopper and tank railcar shipments have decreased. During the second quarter of 2016, ARI shipped 932 direct sale railcars and 85 railcars built for the Company's lease fleet compared to 1,378 direct sale railcars and 1,019 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 8% of ARI’s railcar shipments during the second quarter of 2016 compared to 43% for the same period in 2015. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the second quarter of 2016 exclude $9.3 million of estimated revenues related to railcars built for the Company's lease fleet compared to $123.7 million for the same period in 2015. Estimated revenues related to railcars built for the Company's lease fleet decreased due to a lower quantity of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.

Railcar leasing revenues were $33.2 million for the second quarter of 2016, an increase of 18% over the $28.2 million for the comparable period in 2015. The primary reason for the increase in revenue was an increase in the number of railcars on lease. ARI had 10,641 railcars in its lease fleet as of June 30, 2016 compared to 9,399 railcars as of June 30, 2015.
Railcar services revenues were $19.7 million for the second quarter of 2016, an increase of 2% compared to $19.3 million for the same period in 2015. The primary reasons for the increase in revenue were an increase in demand and the additional capacity resulting from the Company's expansion projects that continue to ramp up in 2016.
Consolidated earnings from operations were $36.0 million for the second quarter of 2016, a decrease of 35% from the $55.3 million for the same period in 2015. Consolidated operating margins decreased to 23.9% for the second quarter of 2016 compared to 28.8% for the same period in 2015. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment partially offset by the growth of the Company’s lease fleet.
Manufacturing earnings from operations were $14.4 million for the second quarter of 2016 compared to $34.7 million for the same period in 2015. This decrease was due primarily to fewer direct sale shipments, as discussed above, more competitive pricing on both hopper and tank railcars and higher costs associated with the lower production rates at our tank railcar facility. Estimated profit on railcars built for the Company’s lease fleet was $1.1 million and $35.2 million for the second quarter of 2016 and 2015, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $22.9 million for the second quarter of 2016 compared to $19.1 million for the same period in 2015. This increase was due to the growth in the number of railcars in the Company's lease fleet.
Railcar services earnings from operations were $3.1 million for the second quarter of 2016 compared to $3.9 million for the same period in 2015. This decrease was primarily due to costs associated with the ramp up of operations at our recently completed expansion projects as well as higher depreciation expenses and additional administrative support expenses to foster growth of this segment.
Selling, general and administrative expenses were $7.3 million for the second quarter of 2016 compared to $5.3 million for the same period in 2015. This $2.0 million increase was due primarily to lower consulting expense in the second quarter of 2015 as well as higher depreciation related to the Company's new enterprise resource planning system in 2016.
Net earnings for the second quarter of 2016 were $19.9 million, or $1.02 per share compared to $33.0 million, or $1.54 per share, in the same period in 2015. This decrease was driven primarily by decreased consolidated earnings from operations, as discussed above.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $50.4 million for the second quarter of 2016 compared to $68.5 million for the comparable quarter of 2015. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results
Consolidated revenues for the first six months of 2016 were $326.7 million compared to $455.8 million for the comparable period in 2015. The Company shipped 2,062 direct sale railcars and 285 railcars built for the Company's lease fleet during the first six months of 2016 compared to 3,395 direct sale railcars and 1,670 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 12% of ARI's railcar shipments in the first six months of 2016 compared to 33% for the same period in 2015.
Consolidated earnings from operations for the first six months of 2016 were $76.7 million, a decrease of 33% from $115.3 million for the comparable period in 2015. Consolidated earnings from operations for the first six months of 2016 and 2015 excluded $4.5 million and $60.9 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 23.5% for the first six months of 2016 compared to 25.3% for the same period of 2015. These decreases were primarily due to fewer direct sale shipments, as discussed above, more competitive pricing on both hopper and tank railcars and higher costs associated with the lower production rates at our tank railcar facility, partially offset by increased earnings due to the growth in the lease fleet.
Net earnings for the first six months of 2016 were $42.7 million, or $2.18 per share compared to $67.9 million, or $3.18 per share, for the comparable period in 2015, due to decreased earnings from operations and a reduction of $1.0 million from earnings from joint ventures as demand is tied to the industry's new railcar demand.

Adjusted EBITDA was $104.9 million for the first six months of 2016, a decrease of $35.5 million from $140.5 million for the comparable period in 2015. The decrease resulted primarily from decreased consolidated earnings from operations, in addition to a reduction of earnings from joint ventures for the first six months of 2016 compared to the same period in 2015.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first six months of 2016 of $87.5 million. As of June 30, 2016, ARI had working capital of $270.3 million, including $199.5 million of cash and cash equivalents.
The Company paid dividends totaling $15.6 million during the first six months of 2016. At the board meeting in July, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of September 9, 2016 that will be paid on September 23, 2016.
For 2016 through July 27, 2016, the Company repurchased 445,278 shares of common stock at a cost of $16.9 million under its stock repurchase program. As of June 30, 2016, board authorization for approximately $175.6 million remains available for further stock repurchases.
Backlog
ARI's backlog as of June 30, 2016 was 5,601 railcars with an estimated value of $536.7 million. Of the total backlog, 1,556 railcars, or 28%, were subject to lease with an estimated market value of $143.9 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Friday, July 29, 2016 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2016 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our projects to expand our manufacturing flexibility and repair capacity, industry, product and market trends, potential impact of regulatory developments, anticipated customer demand for the Company’s products and services and the Company's ability to adapt to evolving demand, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, operating margins or manufacturing efficiencies, anticipated benefits from expansion and diversification of our businesses, plans regarding the growth of the Company’s leasing business and the mix of railcars, customers and commodities in our lease fleet, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company's ability to service current debt obligations and future financing plans, the Company's Stock Repurchase Program, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the Company's prospects in light of the cyclical nature of the railcar industry; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail released on May 1, 2015; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P (IELP), and certain of his affiliates; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact of repurchases pursuant to ARI's Stock Repurchase Program on ARI's current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Carl Icahn; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions, strategic opportunities or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in the relevant financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$199,451	$298,064
Restricted cash	16,655	16,917
Accounts receivable, net	40,899	29,018
Accounts receivable, due from related parties	6,114	9,401
Income taxes receivable	2,132	3,058
Inventories, net	76,881	96,965
Prepaid expenses and other current assets	6,704	4,058
Total current assets	348,836	457,481
Property, plant and equipment, net	176,649	176,311
Railcars on leases, net	866,808	848,717
Goodwill	7,169	7,169
Investments in and loans to joint ventures	27,347	27,397
Other assets	5,791	7,999
Total assets	$1,432,600	$1,525,074
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,712	$36,080
Accounts payable, due to related parties	1,908	4,477
Accrued expenses and taxes	15,074	6,344
Accrued compensation	11,255	11,459
Short-term debt, including current portion of long-term debt	25,617	125,784
Total current liabilities	78,566	184,144
Long-term debt, net of unamortized debt issuance costs of $4,972 and $5,081 as of June 30, 2016 and December 31, 2015, respectively	558,199	570,756
Deferred tax liability	237,655	222,338
Pension and post-retirement liabilities	8,456	8,484
Other liabilities	2,347	3,055
Total liabilities	885,223	988,777
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,399,755 and 19,844,531 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	213	213
Additional paid-in capital	239,609	239,609
Treasury Stock	(74,340)	(57,423)
Retained earnings	388,228	361,153
Accumulated other comprehensive loss	(6,333)	(7,255)
Total stockholders’ equity	547,377	536,297
Total liabilities and stockholders’ equity	$1,432,600	$1,525,074

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Manufacturing (including revenues from affiliates of $223 and $776 for the three and six months ended June 30, 2016, respectively, and $61,743 and $182,939 for the same periods in 2015)	$97,548	$144,481	$221,340	$366,292
Railcar leasing	33,209	28,216	65,977	52,801
Railcar services (including revenues from affiliates of $7,249 and $15,243 for the three and six months ended June 30, 2016, respectively, and $6,406 and $12,786 for the same periods in 2015)	19,727	19,301	39,347	36,681
Total revenues	150,484	191,998	326,664	455,774
Cost of revenues:
Manufacturing	(81,437)	(107,714)	(183,718)	(282,248)
Railcar leasing	(10,356)	(8,993)	(20,531)	(16,694)
Railcar services	(15,420)	(14,737)	(30,657)	(28,582)
Total cost of revenues	(107,213)	(131,444)	(234,906)	(327,524)
Gross profit	43,271	60,554	91,758	128,250
Selling, general and administrative	(7,297)	(5,315)	(15,254)	(12,996)
Net gains on disposition of leased railcars	—	25	167	25
Earnings from operations	35,974	55,264	76,671	115,279
Interest income (including income from related parties of $427 and $884 for the three and six months ended June 30, 2016, respectively, and $538 and $1,095 for the same periods in 2015)	453	550	931	1,113
Interest expense	(5,678)	(5,694)	(11,584)	(10,432)
Loss on debt extinguishment	—	—	—	(2,126)
Other Income	1	5	1	11
Earnings from joint ventures	1,458	2,141	2,944	3,938
Earnings before income taxes	32,208	52,266	68,963	107,783
Income tax expense	(12,312)	(19,297)	(26,275)	(39,838)
Net earnings	$19,896	$32,969	$42,688	$67,945
Net earnings per common share—basic and diluted	$1.02	$1.54	$2.18	$3.18
Weighted average common shares outstanding—basic and diluted	19,511	21,352	19,588	21,352
Cash dividends declared per common share	$0.40	$0.40	$0.80	$0.80

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended June 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$97,548	$9,266	$106,814	$15,538
Railcar leasing	33,209	—	33,209	20,237
Railcar services	19,727	609	20,336	3,059
Corporate	—	—	—	(4,441)
Eliminations	—	(9,875)	(9,875)	1,581
Total Consolidated	$150,484	$—	$150,484	$35,974

	Three Months Ended June 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$144,481	$123,693	$268,174	$69,941
Railcar leasing	28,216	—	28,216	16,976
Railcar services	19,301	94	19,395	3,880
Corporate	—	—	—	(2,463)
Eliminations	—	(123,787)	(123,787)	(33,070)
Total Consolidated	$191,998	$—	$191,998	$55,264

	Six Months Ended June 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$221,340	$32,897	$254,237	$38,224
Railcar leasing	65,977	—	65,977	39,912
Railcar services	39,347	1,568	40,915	6,567
Corporate	—	—	—	(8,949)
Eliminations	—	(34,465)	(34,465)	917
Total Consolidated	$326,664	$—	$326,664	$76,671

	Six Months Ended June 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$366,292	$207,424	$573,716	$140,379
Railcar leasing	52,801	—	52,801	31,740
Railcar services	36,681	196	36,877	6,747
Corporate	—	—	—	(6,813)
Eliminations	—	(207,620)	(207,620)	(56,774)
Total Consolidated	$455,774	$—	$455,774	$115,279

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net earnings	$42,688	$67,945
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	25,616	20,971
Amortization of deferred costs	252	228
Loss on disposal of property, plant, equipment and leased railcars	18	2
Earnings from joint ventures	(2,944)	(3,938)
Provision for deferred income taxes	15,163	10,129
Provision for allowance for doubtful accounts receivable	(1,121)	(20)
Items related to financing activities:
Loss on debt extinguishment	—	2,126
Changes in operating assets and liabilities:
Accounts receivable, net	(10,300)	2,164
Accounts receivable, due from related parties	3,322	15,426
Income taxes receivable	926	21,867
Inventories, net	20,167	(431)
Prepaid expenses and other current assets	(2,643)	(881)
Accounts payable	(11,377)	(9,107)
Accounts payable, due to related parties	(2,569)	973
Accrued expenses and taxes	8,514	(3,297)
Other	1,772	(3,848)
Net cash provided by operating activities	87,484	120,309
Investing activities:
Purchases of property, plant and equipment	(11,187)	(15,354)
Grant Proceeds	75	—
Capital expenditures - leased railcars	(33,444)	(132,578)
Proceeds from the sale of property, plant, equipment and leased railcars	640	113
Proceeds from repayments of loans by joint ventures	2,953	2,500
Net cash used in investing activities	(40,963)	(145,319)
Financing activities:
Repayments of long-term debt	(112,834)	(419,698)
Proceeds from long-term debt	—	625,306
Change in interest reserve related to long-term debt	263	(9,876)
Stock repurchases	(16,917)	—
Payment of common stock dividends	(15,613)	(17,082)
Debt issuance costs	(14)	(5,271)
Net cash (used in) provided by financing activities	(145,115)	173,379
Effect of exchange rate changes on cash and cash equivalents	(19)	(202)
(Decrease) Increase in cash and cash equivalents	(98,613)	148,167
Cash and cash equivalents at beginning of period	298,064	88,109
Cash and cash equivalents at end of period	$199,451	$236,276

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net earnings	$19,896	$32,969	$42,688	$67,945
Income tax expense	12,312	19,297	26,275	39,838
Interest expense	5,678	5,694	11,584	10,432
Loss on debt extinguishment	—	—	—	2,126
Interest income	(453)	(550)	(931)	(1,113)
Depreciation	12,961	10,910	25,616	20,971
EBITDA	$50,394	$68,320	$105,232	$140,199
Expense (Income) related to stock appreciation rights compensation	24	184	(287)	291
Adjusted EBITDA	$50,418	$68,504	$104,945	$140,490

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.